Exhibit 23.1.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-238617-01 on Form S-3 of our report dated February 25, 2021, relating to the consolidated financial statements of CenterPoint Energy Houston Electric, LLC and subsidiaries appearing in this Annual Report on Form 10-K of CenterPoint Energy Houston Electric, LLC for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2021